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Exhibit 4.3

Ball Corporation,
as Issuer

Each Subsidiary of Ball Corporation
listed on the signatory pages hereto,
as Guarantors
and

THE BANK OF NEW YORK,
as Trustee

6 7/8% Notes due 2012

SUPPLEMENTAL INDENTURE
dated as of August 8, 2003

to

INDENTURE
dated as of December 19, 2002

SUPPLEMENTAL INDENTURE

        SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") among Ball Corporation, an Indiana corporation (the "Company"), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York, as Trustee under the Indenture referred to below (the "Trustee") dated as of August 8, 2003.

WITNESSETH

        WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of December 19, 2002, as amended by the First Supplemental Indenture thereto (the "Indenture"), providing for the issuance of 6 7/8% Notes due 2012 (the "Notes"); and

        WHEREAS, the Company is issuing $250,000,000 of Additional Notes as permitted by Sections 2.02 and 4.09 of the Indenture; and

        WHEREAS, the Indenture, in Section 9.01(f) provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the Notes without the consent of any Holder of a Note to provide for the issuance of Additional Notes in accordance with the Indenture; and

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

        SECTION 1. Definitions.

          (a)   Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

          (b)   For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

        SECTION 2. Additional Notes. Pursuant to Section 9.01 of the Indenture, the Company, the Guarantors and the Trustee hereby amend and supplement the Indenture to provide for the issuance on August 8, 2003 of Additional Notes in the aggregate principal amount of $250,000,000. The definition of the term "Additional Notes" set forth in the Indenture is hereby supplemented by adding the following sentence at the end of such definition: "On August 8, 2003, the Company issued $250,000,000 of Additional Notes, as more particularly described in the Supplemental Indenture hereto, dated as of such date."

        SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee and the effectiveness of each provision hereof in accordance with its terms and conditions, this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Indenture, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

        SECTION 4. GOVERNING LAW. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        SECTION 5. Successors. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

        SECTION 6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

        SECTION 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

        SECTION 10. Entire Agreement. This Supplemental Indenture, together with the Indenture as amended hereby, the Guarantees and the Notes, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

        SECTION 11. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, the Indenture, the Guarantees or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, the Supplemental Indenture, the Guarantees or the Notes.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all effective as of the dates referenced.

BALL CORPORATION
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
THE BANK OF NEW YORK as Trustee
By:	/s/ VAN K. BROWN
Name: Van K. Brown Title: Vice President
BALL AEROSPACE AND TECHNOLOGIES CORP.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
BALL METAL BEVERAGE CONTAINER CORP.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
BALL METAL FOOD CONTAINER CORP.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer

BALL METAL PACKAGING SALES CORP.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
BALL PACKAGING CORP.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
BALL PLASTIC CONTAINER CORP.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
BALL TECHNOLOGIES HOLDINGS CORP.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
BG HOLDINGS I, INC.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
BG HOLDINGS II, INC.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer

EFRATOM HOLDING, INC.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
LATAS DE ALUMINIO BALL INC.
By:	/s/ SCOTT C. MORRISON
Name: Scott C. Morrison Title: Vice President and Treasurer
BALL PAN-EUROPEAN HOLDINGS, INC.
By:	/s/ CHARLES E. BAKER
Name: Charles E. Baker Title: Assistant Secretary
METAL PACKAGING INTERNATIONAL, INC.
By:	/s/ CHARLES E. BAKER
Name: Charles E. Baker Title: Secretary

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  Exhibit 4.3
SUPPLEMENTAL INDENTURE